EXHIBIT 5(a)
Porter Wright Morris & Arthur LLP
Attorneys & Counselors at Law
41 South High Street
Columbus, Ohio 43215-6194
Telephone: 614/227-2000
Facsimile: 614/227-2100

July 6, 2007

Huntington Bancshares Incorporated Huntington Center 41 South High Street Columbus, Ohio 43287

           Re:               Registration Statement on Form S-8 -
Huntington Bancshares Incorporated 2007 Stock and Long-Term Incentive Plan,
Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan, as amended,
Sky Financial Group, Inc. Non-Qualified Retirement Plan, as amended,
Sky Financial Group, Inc. Non-Qualified Retirement Plan II, as amended, and
Inducement Grant (each, a “Plan”, and collectively, the “Plans”)

Ladies and Gentlemen:

           We have acted as counsel for Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Huntington with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 10,221,569 shares of Huntington common stock, $0.01 value (the “Shares”), to be issued under the Plans.

           In connection with this opinion, we have examined such corporate records, documents, and other instruments of Huntington as we have deemed necessary.

           Based on the foregoing, we are of the opinion that the Shares to be issued under each Plan will, when issued and paid for in accordance with the provisions of the relevant Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the relevant Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP
PORTER, WRIGHT, MORRIS & ARTHUR LLP

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